UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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On September 7, 2017, The Procter & Gamble Company (“P&G”), posted the following material to the P&G website voteblue.pg.com and may in the future send or use the same or substantially similar communications from time to time:

A Profoundly Different P&G Today P&G is a stronger, more focused company with a strengthened portfolio of leading brands in ten highly attractive, daily-use categories that respond to innovation, where products solve problems and performance drives purchase. We are implementing significant productivity improvements to fuel growth and substantially simplifying our organization. We are on the right track and returning value to shareholders. Read more about our progress and our winning plans in the sections below. PERFORMANCE STRENGTHENED PORTFOLIO PRODUCTIVITY & ORG. DESIGN CORPORATE CITIZENSHIP WORLD-CLASS BOARD A Winning Strategy that’s Working David S. Taylor Chairman of the Board, president and chief executive officer view the message home from the ceo our board our results our plan faq other voice show to vot e

Total Shareholder Return Comparison Our fiscal 2017 results demonstrate that the actions we have taken and the plan we have in place are working. Since the CEO transition on November 1, 2015, our team has delivered total shareholder return (TSR) that outperformed the S&P 500 and is well above the vast majority of peers selected by Trian throughout that same time period. Now is the time to build on our momentum and prevent anything from derailing the work that is delivering improvement. *Market data as of August 18, 2017. P&G Peers per Trian include Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, LOral, Reckitt Benckiser, Unilever. The TSR for Peltz Serving on Board is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendys. S&P Consumer Staples Index and S&P 500 Index represent the TSR of indices maintained by Standard & Poors, that are weighted based on the market capitalization of the index constituents. The TSR for P&G Peers Per Trian is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017. Now is the time to build on our momentum and prevent anything from derailing the work that is delivering improvement.

HOME FROM THE CEO OUR BOARD OUR RESULTS OUR PLAN FAQ Vote Blue Discard White HOW TO VOT E We met or exceeded each of our going-in objectives for the Fiscal Year 2017 in a challenging macro and competitive environment. We made significant progress on our key priorities ... now is the time to accelerate our efforts to execute and deliver on the plans we’ve put into action. DAVID TAYLOR, P&G CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER VIEW OUR RESULTS VOTE ONLINE VOTE BY MAIL VOTE BY PHONE How to vote the Blue Card HOW TO VOTE

P&G is a profoundly different company than it was just a few years ago. Since the CEO transition on November 1, 2015, our team has delivered Total Shareholder Return (TSR) of 28%well above the vast majority of peers. P&G also outperformed the S&P 500, which delivered a TSR of 21% in that same timeframe. Total Shareholder Return Comparison Since November 1, 2015 P&G returned nearly $13 billion in dividends to shareholders during this period. 1 1 Our Performance A Winning Plan that is Working and Delivering Results Home From the CEO Our Board Our Results Our Plan FAQ Other Voices HOW TO VOTE

*This is on a constant currency basis Expanding Our Industry-Leading Margins Constant currency core EPS growth for the past five years has averaged 11%. Core gross margin is up 2% (4.5% excluding currency impacts). Core operating margin is up 2.7% (6.1% excluding foreign exchange). This has led to an aggregate 22% core operating profit margin – the third highest in the industry.

HOME FROM THE CEO OUR BOARD OUR RESULTS OUR PLAN FAQ Vote Blue Discard White H OW TO VOT E Among the World’s Top Companies For Shareholder Return Over the past ten years, P&G has returned more than $130 billion of capital to shareholders in the form of dividends and share repurchases, among the best in our industry and among the elite across all industries. Source: Company Filings, Capital IQ. Source: Market data as of August 18, 2017. The peers selected by Trian in its July 17, 2017 Introductory Presentation are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser, Unilever. The TSR for “P&G Peers Per Trian” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017. The TSR for “Peltz Serving on Board” is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy’s. “S&P Consumer Staples Index” and “S&P 500 Index” represent the TSR of indices maintained by Standard & Poor’s, which are weighted based on the market capitalization of the index constituents. P&G share repurhcases includes shares retired as part of Duracell and P&G Beauty divestitures. Please click here for Non GAAP Reconciliation Information. 1 2

Non-GAAP Reconciliation: This brochure contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.
•	Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.
•	Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.
•	Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.
•	Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.
•	Gain on Iberian JV buyout: During fiscal year 2013 we incurred a holding gain on the purchase of the balance of our Iberian joint venture from our joint venture partner.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

1. Core EPS and currency-neutral Core EPS:

	FY 12	FY 13	FY 14	FY 15	FY 16	2017
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$2.97	$3.50	$3.63	$2.84	$3.49	$3.69
Incremental Restructuring	0.15	0.14	0.11	0.17	0.18	0.10
Early Debt Extinguishment Charges	-	-	-	-	-	0.13
Venezuela B/S Remeasurement & Devaluation Impacts	-	0.08	0.09	0.04	-	-
Charges for Certain European Legal Matters	0.03	0.05	0.02	0.01	-	-
Venezuela Deconsolidation Charge	-	-	-	0.71	-	-
Non-Cash Impairment Charges	0.31	0.10	-	-	-	-
Gain on Iberian JV Buyout	-	(0.21)	-	-	-	-
Rounding	(0.01)	(0.01)		(0.01)	-	-
Core EPS	$3.45	$3.65	$3.85	$3.76	$3.67	$3.92

Percentage change vs. prior year Core EPS		6%	5%	(2)%	(2)%	7%
Currency Impact to Earnings		0.15	0.32	0.52	0.35	0.15
Currency-Neutral Core EPS		$3.80	$4.17	$4.28	$4.02	$4.07

Percentage change vs. prior year Core EPS		10%	14%	11%	7%	11%
Currency-Neutral Core EPS 5-year average growth						11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

2. Core operating profit margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Operating Profit Margin	17.7%	18.7%	15.6%	20.6%	21.5%
Incremental Restructuring	0.7%	0.5%	0.9%	0.9%	0.6%
Charges for Certain European Legal Matters	0.2%	0.1%	-	-	-
Venezuela B/S Remeasurement & Devaluation Impacts	0.5%	0.4%	0.2%	-	-
Venezuela Deconsolidation Charge	-	-	2.9%	-	-
Non-Cash Impairment	0.4%	-	-	-	-
Rounding	(0.1)%	-	-	-	-
Core Operating Profit Margin	19.4%	19.7%	19.6%	21.5%	22.1%	4-yr total change
Basis point change vs. prior year Core margin		30	(10)	190	60	270
Currency Impact to Margin	0.3%	1.2%	1.4%	0.5%	0.3%
Constant Currency Core Operating Profit Margin	19.7%	20.9%	21.0%	22.0%	22.4%
Basis point change vs. prior year Core margin		150	130	240	90	610
3. Core gross margin:
	FY 13	FY 14	FY 15	FY 16	FY 17
Gross Margin	48.5%	47.5%	47.6%	49.6%	50.0%
Incremental Restructuring	0.3%	0.4%	0.7%	1.0%	0.8%
Rounding	-	-	0.1%	-	-
Core Gross Margin	48.8%	47.9%	48.4%	50.6%	50.8%	4-yr total change
Basis point change vs. prior year Core margin		(90)	50	220	20	200
Currency Impact to Margin	0.1%	1%	0.4%	0.7%	0.4%
Constant Currency Core Gross Margin	48.9%	48.9%	48.8%	51.3%	51.2%
Basis point change vs. prior year Core margin		10	90	290	60	450

P&G has transformed itself with a streamlined and focused portfolio of leading brands in highly attractive, daily-use household and personal care categories where products solve problems and performance drives purchase. We are raising the bar to a new standard of excellence in our products, packaging, communication, in-store execution and value proposition. We strive to develop innovative products that are so good, consumers don’t want to part with them. When we raise the bar, our brands drive market growth, leadership market share, sales and profit, and ultimately shareholder value. Our Strengthened Portfolio Leadership Brands that Respond to Innovation and Deliver Meaningful Consumer Benefits HOW TO VOTE

A stronger portfolio of categories and brands where products solve problems and performance drives purchase. Fabric Care Tide PODs After using PODs for a four-week test period, consumers consistently lowered their assessment of their previously-used detergent. Using Tide Pods changed consumers’ performance expectations of a laundry detergent. Fabric Care Unstopables Fabric Enhancers are the fastest growing segment in the Fabric Care category, growing mid-single digits. Scent beads are the fastest growing form, growing at a 20% rate. P&G’s scent bead offerings are growing over 30%. Feminine Care Noticeably Superior Innovation To Meet Consumer Needs And Grow Markets

Always Radiant Always Radiant is preferred 4.5 times over competition in controlled tests. Sales are up mid-teens, driving market growth of the superpremium segment to +7%. Radiant share in the U.S. pad market is growing. HOME FROM THE CEO OUR BOARD OUR RESULTS OUR PLAN FAQ î£ž Vote Blue î£ Discard White Touching lives, iimmpprroovviinngg lliiffee.. © 2017 Procter & Gamble | Disclaimer H OW TO VOT E î—^ Baby Care Pampers Pants Globally, the pants market is growing 15% and is now ~25% of the diaper category, up 3% vs. year ago. P&G is the global leader in pants with 28% share, up 5% vs. year ago.

Driving Significant Productivity Improvement To Fuel Growth P&G is implementing significant productivity improvements to fuel sales and earnings growth and investment in brands and categories. We successfully executed a $10 billion cost and cash productivity program—and we have started another $10 billion effort—to fuel investments, offset headwinds and increase margins. Our Productivity and Organization Design Continuous Productivity to Fuel Growth. Agile and Accountable Organization to Drive Results. HOW TO VOTE

Our redesign puts 80% of our product shipments within 24 hours of retailers. Transforming Our Supply Chain To Be Faster & More Agile We are executing the largest supply chain transformation in P&G’s history—in North America, followed by Europe and Latin America, and with plans in India, Middle East and Africa. This redesign puts 80% of our product shipments within 24 hours of retailers. This helps to improve in-stock levels, which drives both top-line and bottom-line for our retailers. Changing Our Organization Design, Accountability and Responsibility P&G is simplifying its organization design through one organizing principle: the business is run by category. All operations in the Company are in service to the strategies of the 10 product categories. Product categories own responsibility for innovation, manufacturing and marketing. Category leaders have ownership and accountability all the way through to the staffing levels of sales people in the market. These category leaders have full profit and loss responsibilities. They are focused, agile, and accountable. We call this approach the end-to-end model. In total, the end-to-end markets account for 70% of company sales. For the remaining 30% of sales, which take place in smaller countries, it doesn’t make economic sense to organize this way. Therefore, in smaller markets, we’re implementing a new freedom-within-a-framework approach, enabling these markets to be faster and more agile.

HOME FROM THE CEO OUR BOARD OUR RESULTS OUR PLAN FAQ î£ž Vote Blue î£ Discard White Touching lives, iimmpprroovviinngg lliiffee.. © 2017 Procter & Gamble | Disclaimer H OW TO VOT E î—^ Category leaders have full profit and loss responsibilities. They are focused, agile, and accountable.

Community Impact For 180 years, we have been focused on improving the communities we serve. Through our brands, our products and our people, we have a unique role to play in improving the health and well-being of the people who are part of our global community. We believe in, and have publicly committed to, doing what’s right and being a good corporate citizen. We are focused on improving transparency, building collaborative partnerships, respecting human and labor rights, doing the right thing and leading in environmental sustainability and social responsibility in five key areas Our Corporate Citizenship We Strive to be a Force for Good by Focusing Our Efforts iinn FFiivvee KKeeyy AArreeaass HOW TO VOTE

We’ve responded to nearly 30 natural disasters— including providing Pampers, Gillette razors, Tide Loads of Hope and Always products to victims of Hurricane Harvey. Through our worldwide partnership with Habitat for Humanity, we’ve helped build homes in 47 countries. Environmental Sustainability Sustainability is built-in to our business practices, operations, innovation, brand building and culture. We have already completed many of our 2020 goals across climate, waste and water. More than 70% of our plants are already zero manufacturing waste to landfill, including all 9 plants in China.

More than 70% of our plants are already zero manufacturing waste to landfill, including all 9 plants in China. We reduced water use in our manufacturing facilities by 20% per unit of production. We reduced energy use at P&G facilities by 20% per unit of production. Gender Equality By leveraging our voice to drive change, we aspire to create a world free from gender bias, and a world with equal representation and an equal voice for women and men—a world where everyone sees equal. #WeSeeEqual.

Always #LikeAGirl has changed society’s perception of the phrase “like a girl.” Seventy-six percent now consider it to be positive vs. 19% before. Ariel’s #ShareTheLoad campaign is shifting perceptions of the roles of men and women at home. Our Children’s Safe Drinking Water Program’s purifier packet plant in Singapore is 55% female. Diversity & Inclusion We aspire to be as diverse as the people who use our products. By reflecting our consumers, we better understand their needs and can better serve our fellow citizens in virtually every part of the world.

More than 145 nationalities are represented in our global workforce. We’ve spent more than $2 billion a year with diverse suppliers. We’ve earned a perfect score (100) on the HRC’s Corporate Equality Index since 2014.

Ethics & Corporate Responsibility Our customers, consumers, employees and external business partners know that we do what we say, and we say what we mean. Our Purpose, Values and Principles (PVPs) of Integrity, Trust, Leadership, Ownership and Passion for Winning — are the foundation of the Company. Our Purpose, Values and Principles (PVPs) are the foundation of the Company. We hold our suppliers accountable, and have completed more than 450 social audits with suppliers in high risk countries and industries to ensure they are compliant with our human rights, social, and environmental sustainability standards. We actively partner with organizations that share our values.

HOME FROM THE CEO VOTE THE BLUE PROXY CARD TODAY Online Voting Is Quick And Easy To Use Find Your Unique Control Number Next to the (arrow) Located In the Box on Your BLUE Voting Form Recently Mailed to You If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or MacKenzie Partners, Inc.at (800) 322.2885. BE SURE TO VOTE ALL YOUR SHARES BY VOTING ALL YOUR BLUE PROXIES OR BLUE VOTING INSTRUCTION FORMS. EACH OF YOUR ACCOUNTS HAS A UNIQUE CONTROL NUMBER. WHITE PROXIES HAVE DIFFERENT CONTROL NUMBERS — PLEASE DO NOT VOTE THE WHITE PROXIES! OUR BOARD OUR RESULTS OUR PLAN FAQ Vote Blue Discard White Touching lives, iimmpprroovviinngg lliiffee.. © 2017 Procter & Gamble | Disclaimer H OW TO VOT E

P&G

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# Our World-Class Board

Best in Class Corporate Governance based on Deep, Relevant and Diverse Leadership Experience

P&G has a highly qualified and diverse Board of Directors who are actively engaged in overseeing the Company's transformation, driving change, and delivering significant shareholder value. They include digital founders, CEOs, retail leaders, government leaders, and individuals with proven track records who have led or transformed large multinational enterprises.

The Board values diversity across many metrics, including skills and experience, gender, international background, ethnicity, and tenure. The Board is also highly focused on ensuring that it is well-positioned to meet the Company's evolving needs. The Board routinely assesses the skills and experience required to best guide the Company into the future.

The Board, led by its Governance & Public Responsibility Committee, continually seeks Director candidates who best meet the prioritized criteria, including a breadth of diversity, and the Board takes the time to get to know potential candidates before making a final determination. This careful process has resulted in a world-class Board of Directors.

**P&G's Board has had consistent refreshment, with a balanced mix of new, more experienced, and longer-term Directors, who provide a breadth of perspective.**

HOME FROM THE CEO OUR BOARD OUR RESULTS OUR PLAN FAQ î£ž Vote Blue î£ Discard White Touching lives, iimmpprroovviinngg lliiffee.. © 2017 Procter & Gamble | Disclaimer H OW TO VOT E î—^ BOARD TENURE 0-5 Years 6-10 Years >10 Years Francis S. Blake Former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. Angela F. Braly Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem) Amy L. Chang Founder and Chief Executive Officer of Accompany, Inc. Kenneth I. Chenault Founder and Chief Executive Officer of American Express Company Scott D. Cook Chairman of the Executive Committee of the Board of Intuit, Inc. Terry L. Lundgren Executive Chairman and Chairman of the Board of Macy’s, Inc. W. James McNerney, Jr. Senior Advisor at Clayton, Dubilier & Rice, LLC; Former Chairman of the Board, President and Chief Executive Officer of The Boeing Company. David S. Taylor Chairman of the Board, President and Chief Executive Officer of P&G. Margaret C. Whitman President and Chief Executive Officer of Hewlett Packard Enterprise. Patricia A. Woertz Retired Chairman and Chief Executive Officer of Archer Daniels Midland Company. Ernesto Zedillo Director of the Center for the Study of Globalization and Professor of International Economics and Politics at Yale University and former President of Mexico.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.